FIRST AMENDMENT TO SETTLEMENT AGREEMENT

      DATED AUGUST 1, 1996

      AMONG

      PRESIDENTIAL REALTY CORPORATION, STEVEN BARUCH,
      JEFFREY JOSEPH AND THOMAS VIERTEL



      FIRST AMENDMENT TO SETTLEMENT AGREEMENT dated August 1, 1996 between PRESIDENTIAL REALTY CORPORATION, a Delaware corporation having its principal place of business at 180 South Broadway, White Plains, New York 10605 ("Presidential"), STEVEN BARUCH, residing at One Pondview West, Purchase, New York 10577, JEFFREY JOSEPH, residing at 19 Stillman Lane, Pleasantville, New York 10570, and THOMAS VIERTEL, residing at 333 West 56th Street, New York, New York 10019 (Messrs. Baruch, Joseph and Viertel are sometimes referred to herein collectively as the "Ivy Partners").

      W I T N E S S E T H:

      WHEREAS, Presidential and the Ivy Partners entered into that certain Settlement Agreement dated November 14, 1991 (the "Settlement Agreement"); and

      WHEREAS, Presidential and the Ivy Partners desire to modify the Settlement Agreement on the terms set forth herein.

      NOW, THEREFORE, it is agreed by Presidential and the Ivy Partners as follows:


      1. All capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed thereto in the Settlement Agreement.

      2.    (a)   Effective as of the date hereof, Section 12 of the Settlement
Agreement is hereby modified to provide that it shall also be an event of default under the First Consolidated Note and the Second Consolidated Note if, in addition to all other sums due under said Section 12, the obligors thereunder do not also pay the interest on and the principal of the First Consolidated Note and the Second Consolidated Note, from time to time, to the extent of, and in an amount equal to, twenty-five (25%) per cent of an amount equal to (i) the "Scorpio NOI" (as hereinafter defined) less (ii) the amounts, if any, payable in accordance with paragraph (b) of this Section 2. All such additional payments made on the First Consolidated Note and Second Consolidated Note shall be applied first to interest due on the First Consolidated Note and Second Consolidated Note for the current period, then to deferred interest previously accrued on the First Consolidated Note and Second Consolidated Note, then to principal of the First Consolidated Note and then to principal of the Second Consolidated Note.

      (b) In addition to the provisions of Section (2)(a) above, if the Special Reserve referred to in Section (4)(b) below is in fact funded, in whole or in part, then it shall also be a default under the First Consolidated Note if, in addition to the payments provided for in Section (2)(a) above, the obligors under the First Consolidated Note do not pay interest thereon in an amount (the "Priority Payment") equal to the lesser of (i) an amount equal to 12-1/2% of the amount funded to the Special Reserve in said fiscal period or year, as the case may be, and (ii) 100% of the Scorpio NOI in said fiscal year or period, as the case may be. To the extent the amount described in clause
(i) above exceeds the amount described in clause (ii) above, the excess shall be paid from the first available Scorpio NOI in any subsequent fiscal period (after making the payment, if any, then due pursuant to this paragraph (b) on account of said period).

      (c) Notwithstanding the provisions of Sections (2)(a) and (b) above, if all of the funds deposited into the Special Reserve are released from the Special Reserve into the general assets of Newco without payment of any of the potential liabilities referred to in Section 4 (b) below, then (i) as provided for in Section 4(b) below, the amount released shall be added to operating income in calculating Scorpio NOI in the period in which it is so released,
(ii) 75% of the Priority Payments previously made to Presidential shall be credited against the future obligations of the obligors under the First Consolidated Note and Second Consolidated Note to make payments pursuant to
Section 2(a) above, and (iii) there may be no further payments made to the Special Reserve.

      3. In consideration of the provisions of Section 2 above, the parties are hereby simultaneously modifying (a) the Modification and Consolidation Agreement dated as of November 14, 1991 by and between Presidential, the Ivy Partners and the Ivy Entities referred to therein (the "Modification Agreement"), and (b) that certain Option/Shareholders Agreement by and among Presidential, the Ivy Partners, Scorpio Entertainment, Inc. and Scorpio Ventures, Inc., as previously amended (the "Shareholders Agreement").

      4. "Scorpio NOI" shall mean, with respect to each fiscal period or year of Newco I and Newco II (collectively "Newco") commencing on or after January
1, 1996 and continuing through and including their fiscal years ending prior to the payment in full of both the First Consolidated Note and the Second Consolidated Note, an amount equal to the aggregate "net operating income" (as defined under generally accepted accounting principles), using the cash method of accounting, earned by Newco in said fiscal period or year, subject to the following adjustments:

      (a) (i)     Included as an operating expense shall be those amounts
applied by Newco to fund, or refund, a reserve (the "Newco Reserve"), provided that for purposes of calculating Scorpio NOI, the Newco Reserve shall not exceed at any time $100,000 without Presidential's written consent (which may be withheld for any or no reason whatsoever). The Newco Reserve may be used for the purpose of paying any and all operating expenses of Newco, subject, however, to the limits imposed pursuant to paragraph (c) below and provided that amounts spent on "Permitted Early Production Investment", as defined in Section 7 of the Shareholders Agreement, shall not exceed the limits set forth in said Section 7. To the extent of any and all payments hereafter made to fund or refund the Newco Reserve (up to said $100,000 figure) and characterized as an operating expense in accordance with the first sentence of this subparagraph (a) (i), any and all operating expenses paid from the Newco Reserve shall not be treated as operating expenses in calculating Scorpio NOI. The Ivy Partners represent that as of the commencement of the fiscal year commencing January 1, 1996, the Newco Reserve contained $63,487.77.

          (ii) The Newco Reserve and the Special Reserve referred to in subparagraph (b) below shall be subject to a lien in favor of Presidential to secure payment of the First Consolidated Note and the Second Consolidated Note. Notwithstanding anything in this Agreement to the contrary, amounts may not be withdrawn from the Newco Reserve or the Special Reserve at any time during which an event of default under the First Consolidated Note, the Second Consolidated Note, the Shareholders Agreement or the Settlement Agreement shall have occurred and be continuing.

      (b) Also included as an operating expense shall be those amounts applied by Newco to fund, or refund, a reserve (the "Special Reserve") in an amount determined from time to time by Newco in its sole discretion (provided that such amount shall not exceed the sum of $355,000) to provide for the payment of any liabilities or obligations that Newco or the Ivy Partners may incur to Samsung, Inc. or to the other investors in the production of "Time and Again" as a result of any obligation that Newco or the Ivy Partners may have to return the full investment of Samsung, Inc. Any and all payments to Samsung, Inc. or to the other investors in "Time and Again" from the Special Reserve shall not be an operating expense. The funds in the Special Reserve may be used only to pay any such obligations or liabilities, provided however that at the election of Newco (which may be exercised in its sole discretion) the funds in the Special Reserve may be otherwise released therefrom, at which time such funds so released shall be included as operating income for purposes of determining Scorpio NOI. The Ivy Partners represent that as of the commencement of the fiscal year commencing January 1, 1996, the Special Reserve contained zero.

      (c) (i)     For purposes of calculating Scorpio NOI, the salaries paid by
Newco to Thomas Viertel or any affiliates of his (collectively, "Viertel"), and/or Steven Baruch or any affiliates of his (collectively, "Baruch"), respectively, in any fiscal year (collectively, the "Newco Salaries"), shall equal the lesser of (i) said salaries to the extent actually paid, and (ii) the greater of (x) $52,500 and (y) one-third of the base salary, excluding both bonuses, pension plan benefits and other fringe benefits, paid by Presidential in said fiscal year to Viertel and Baruch, as the case may be (for example, the base salary of Viertel and Baruch for calendar 1996 is $165,631).

           (ii) Notwithstanding anything in this Agreement to the contrary, the Newco Salaries shall not be paid, but shall be deferred, at any time that (x) the Newco Reserve is less than $100,000 or to the extent any such payment would reduce the Newco Reserve to less than $100,000, and (y) any other operating expenses of Newco remain unpaid for in excess of thirty (30) days. Subject to clause (y) above and subparagraph (i) of this paragraph (c), any such deferred salary may be paid after, and to the extent that, the Newco Reserve has been replenished so as to equal $100,000.

      (d) To the extent the same would otherwise not be included in calculating Scorpio NOI, (i) subject to the limits set forth in Section 7 of the Shareholders Agreement, Permitted Early Production Investment shall be included as an operating expense, (ii) reimbursements of Permitted Early Production Investment from particular productions shall be included as operating income and (iii) subject to the aforesaid limit on Permitted Early Production Investment, payments of obligations incurred to partners other than Samsung, Inc. in connection with the production of "Time and Again" shall be included as an operating expense.

      (e) (i) Viertel and Baruch may continue to participate in and Newco may continue to own an interest in Showtix, Inc. ("Showtix"), a company specializing in brokering theater tickets. Any and all compensation paid to Viertel or Baruch in connection with Showtix shall reduce the amount of the permissible Newco Salaries of Viertel and/or Baruch, as the case may be, for purposes of calculating Scorpio NOI in accordance with clause (i) of paragraph (c) above.

            (ii) Operating income or losses of Showtix shall not be included in the calculation of Scorpio NOI. However, any dividends or other distributions, fees or loans actually received by Newco shall be included in the calculation of Scorpio NOI. Baruch and Viertel agree that they will cause Showtix not to retain operating reserves on June 30th of any year in excess of $50,000 without Presidential's consent. Any cash or liquid assets in excess of the allowable reserve on June 30th of any year shall be distributed to stockholders of Showtix.

      (f) As provided for in that certain First Amendment to Option/Shareholders Agreement dated August 1, 1996 (the "First Amendment"), Newco, Viertel and/or Baruch may form entities to serve as general partners in limited partnerships which will own and finance individual theatrical ventures. The operations of said general partnership entities shall be aggregated with the operations of Newco for purposes of calculating Scorpio NOI (without limiting the overall "cap" on Permitted Early Production Investment provided for in
Section 7 of the Shareholder's Agreement).

      As provided in paragraph (b) of Section 5 of the First Amendment (which modifies Section 7(b) of the Shareholders Agreement), Newco shall calculate Scorpio NOI for the first quarter of each fiscal year, for the first six months of each fiscal year, for the first nine months of each fiscal year and for the entire fiscal year, with the calculation for the entire fiscal year to be prepared by a certified public accountant. Payments of interest based on the Scorpio NOI shall be made with respect to each fiscal period within ten days after the receipt by Newco of the calculations of the Scorpio NOI for such period (but in any event within forty (40) days after the end of the first three fiscal quarters and within fifty-five (55) days after the end of the fiscal year with respect to the last quarter), provided however that the calculation of Scorpio NOI for the entire fiscal year prepared by the Newco's certified public accountant shall be determinative of the Scorpio NOI for the fiscal year (subject to the provision of paragraph (e) of Section 5 of the First Amendment) and the parties will adjust for any under-payment or over-payment made during the prior fiscal periods.

      5. Except as specifically modified herein, the Settlement Agreement shall remain unmodified and in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Settlement Agreement as of the date first above written.

                                    PRESIDENTIAL REALTY CORPORATION

                                    By: /s/ Robert E. Shapiro
                                      ____________________________

                                   /s/ Steven Baruch
                                    _______________________________
                                                Steven Baruch

                                    /s/ Jeffery Joseph
                                    _______________________________
                                                Jeffery Joseph

                                    /s/ Thomas Viertel
                                    _______________________________
                                                Thomas Viertel